EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  I-TRAX, INC.

         I-trax, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing the first sentence of the FOURTH Article thereof so that such sentence shall be and read as follows:

                           "The total number of shares of stock which the
                  Corporation shall have authority to issue is 102,000,000 shares, of which (i) 100,000,000 shares are designated as Common Stock, $0.001 par value per share, and (ii) 2,000,000 shares are designated as Preferred Stock, $0.001 par value per share."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by the Chief Executive Officer and the Secretary of the Corporation this 24th day of May, 2001.

                                            I-TRAX, INC.


                                            By: /s/ Frank A. Martin
                                                     Frank A. Martin
                                                     Chief Executive Officer